UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2016

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 West Georgia Street, Suite 2010, Vancouver, British Columbia,		V6E 3C9
(Address of principal executive offices)		(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On July 14, 2016, City Office REIT, Inc. (the “Company”) issued a total of 3,126,084 shares of its common stock, par value $0.01 per share (“Common Stock”), to certain of the limited partners (“Second City”) of City Office REIT Operating Partnership, L.P. (the “Operating Partnership”). Second City consists of entities partially owned and indirectly controlled by Samuel Belzberg, one of the Company’s directors, together with certain of his immediate family members and associated holding companies. The shares of Common Stock were issued in connection with Second City’s redemption of a total of 3,126,084 units of limited partnership interest in the Operating Partnership (“OP Units”) pursuant to the terms of the Operating Partnership’s limited partnership agreement, as amended and restated. The 3,126,084 shares of Common Stock delivered to Second City were issued in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 15, 2016, the Company announced that, effective immediately, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”), the Board increased its size from six to seven directors and appointed Mr. Jeffrey D. Kohn to the Board to serve until the next annual meeting of stockholders of the Company and until his successor is duly elected and qualified.

Mr. Kohn, age 59, is currently the principal partner and president of MDC Property Services Ltd. (“MDC”) and has over 25 years of experience in the real estate industry. MDC and its affiliates manage over $3.0 billion of commercial real estate across North America. Prior to joining MDC in 2006, he was the CEO of TGS North American Real Estate Investment Trust which owned more than 4.5 million square feet of property covering the western part of Canada and the United States before being sold for over $600 million. Mr. Kohn was also previously the Founder and Chairman of Tonko Development Corp., a publicly traded real estate company that owned and managed assets in excess of $750 million and included 7.5 million square feet of industrial, office and retail properties, prior to the company being sold in 2002. He also served as a director on the board of Avenir Income Trust until 2002. Mr. Kohn holds a Bachelor of Arts (Economics) degree from the University of Alberta as well as a Diploma in New Venture Development from the University of Calgary.

The Board of Directors determined that Mr. Kohn is “independent” under the standards of the New York Stock Exchange and of the Company’s Corporate Governance Guidelines. In connection with his appointment, the Company entered into an indemnification agreement with Mr. Kohn, substantially in the form of the indemnification agreement the Company has entered into with all other directors and previously filed by the Company with the Securities and Exchange Commission.

Mr. Kohn will receive the same fees for his service as our other directors. Annual cash compensation will be pro-rated from the date of Mr. Kohn’s election to the Board. In addition, Mr. Kohn will participate in the Company’s Equity Incentive Plan under the same terms as our other directors.

Item 8.01.	Other Events.

On July 15, 2016, in connection with the redemption of OP Units as described under Item 3.02 above, the Company announced that in two separate transactions Mr. Kohn and entities affiliated with James Balsillie purchased an aggregate 2.5 million shares of Common Stock at $13.00 per share from Second City.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: July 20, 2016	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	Chief Executive Officer